Exhibit 10.1

AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment dated as of November 7, 2005 (the “Amendment”) to the Employment Agreement, dated as of September 17, 1998, as amended as of May 4, 2005 (the “Agreement”), by and between ANADIGICS, Inc., a Delaware corporation (the “Company”), and Bamdad (Bami) Bastani (the “Executive”), is made and entered into by and between the Company and the Executive. Unless otherwise defined herein, capitalized terms have the same meanings as in the Agreement.

WHEREAS, the Company may from time to time consider transactions that could result in a Change in Control of the Company;

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company to amend the Agreement to provide for the payment of certain compensation to the Executive in the event such a Change in Control is consummated;

WHEREAS, the Company and the Executive desire to amend the Agreement to reflect the intention of the Board of Directors as set forth herein.

NOW, THEREFORE, in consideration of the mutual premises and agreements set forth herein, the Company and the Executive agree that the Agreement is hereby amended as follows:

1.  Section VI.C(a) of the Agreement is amended by deleting such section in its entirety and replacing it with the following:

“(a) an amount equal to 299% of the sum of (A) the highest annualized rate of his Base Salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement, plus (B) his bonus at a target of 110% of the highest annualized rate of his Base Salary in effect at any point during the twelve months preceding the date of termination of employment under this Agreement.”

2.  Section VI.C(f) of the Agreement is amended by deleting such section in its entirety and replacing it with the following:

“(f) immediate vesting of stock options and shares of restricted stock previously or hereafter granted to Executive under the Company’s 1995 Long Term Incentive and Share-Award Plan, 1997 Long Term Incentive and Share Award Plan for Employees and 2005 Long Term Incentive and Share Award Plan; Executive may exercise such options within twelve (12) months of the date of termination of employment.”

3.  This Amendment supplements and modifies the Agreement, and all of the terms, conditions and agreements therein contained are, to the extent not explicitly modified herein, hereby reaffirmed and agreed to and shall remain in full force and effect except as herein modified.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has hereunto set his hand, each as of the day and year first written above.

ANADIGICS, INC.

By:	/s/ Thomas Shields
Name: Thomas Shield
Title: Senior Vice President and Chief Financial Officer

EXECUTIVE:

By:	/s/ Bamdad (Bami) Bastani
Name: Bamdad (Bami) Bastani
Title: President and Chief Executive Officer